SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

                  1) Title of each class of securities to which transaction applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)       Proposed maximum aggregate value of transaction:

                  5)       Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                  1) Form, Schedule or Registration Statement No.:

                  2) Amount Previously Paid:

                  3) Filing Party:

                  4) Date Filed:

--------------------------------------------------------------------------------
                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                   AZL OPPENHEIMER EMERGING TECHNOLOGIES FUND
                             5701 GOLDEN HILLS DRIVE
                        MINNEAPOLIS, MINNESOTA 55416-1297

September 8, 2006

DEAR CONTRACT OWNER:

Effective July 7, 2006, the Board of Trustees of the Allianz Variable Insurance Products Trust (the "Trust") replaced OppenheimerFunds, Inc. ("OFI") as subadviser to the AZL Oppenheimer Emerging Technologies Fund (the "Fund") with Columbia Management Advisors, LLC ("Columbia Advisors") and renamed the Fund "AZL Columbia Technology Fund." The Board of Trustees took this action upon the recommendation of Allianz Life Advisers, LLC, the Fund's investment adviser (the "Adviser"). The Adviser's recommendation was based on several factors, including:

     o The recent departure of key investment personnel from OFI;

     o Columbia Advisors' portfolio management experience;

     o Prior performance of Columbia Advisors' investment team;

     o Risk profiles of Columbia Advisors' investment process; and

     o The new subadvisory fee schedule and potential economies of scale.

The Board of Trustees took this action pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission that permits the Board of Trustees generally to approve a change in the Fund's subadviser, upon recommendation of the Adviser, without shareholder approval (the "Order").

As the owner of a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York, you are an indirect participant in the Fund. Accordingly, we are providing you with the attached information statement to inform you of these changes to the Fund. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                    Sincerely,

                                    Jeffrey Kletti
                                    President

                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

                   AZL OPPENHEIMER EMERGING TECHNOLOGIES FUND

                             5701 GOLDEN HILLS DRIVE

                        MINNEAPOLIS, MINNESOTA 55416-1297

--------------------------------------------------------------------------------
                              INFORMATION STATEMENT
--------------------------------------------------------------------------------
INTRODUCTION

This information statement is being provided to you on behalf of the Board of Trustees (the "Board") of Allianz Variable Insurance Products Trust (the "Trust") by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (collectively, "Allianz") to owners of certain variable annuity contracts and variable life insurance policies ("Variable Contracts") issued by Allianz.

At a telephonic meeting held on May 31, 2006, the Board considered a recommendation by Allianz Life Advisers, LLC ("the Adviser"), the investment adviser to the AZL Oppenheimer Emerging Technologies Fund (the "Fund"), to approve a new subadvisory agreement (the "Columbia Advisors Agreement") between the Adviser and Columbia Management Advisors, LLC ("Columbia Advisors") whereby Columbia Advisors would replace OppenheimerFunds, Inc. ("OFI") as subadviser to the Fund, and to change the name of the Fund to "AZL Columbia Technology Fund." Subsequently, at an "in person" meeting held on June 9, 2006, the Board again considered the Adviser's recommendation that it approve the Columbia Advisors Agreement, and voted unanimously to approve the Columbia Advisors Agreement effective July 7, 2006. At both meetings, the Board reviewed materials furnished by the Adviser pertaining to Columbia Advisors and the Columbia Advisors Agreement.

The Board approved the Columbia Advisors Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Adviser by the U.S. Securities and Exchange Commission (the "SEC") on September 17, 2002 (the "Order"). The Order permits the Board, upon the recommendation of the Adviser, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.

Pursuant to the terms of the Order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Fund at the close of business on July 6, 2006. This information statement describes the circumstances surrounding the Board's approval of the Columbia Advisors Agreement and provides you with an overview of the terms of the Columbia Advisors Agreement. YOU DO NOT NEED TO TAKE ANY ACTION; THIS STATEMENT IS PROVIDED FOR INFORMATION ONLY.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (THE "TRUST")

The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. The Trust is comprised of 31 separate investment portfolios, each of which is, in effect, a separate mutual fund.

The Trust currently offers each series of its shares to one or more separate accounts of Allianz as funding vehicles for the Variable Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Variable Contracts issued through the separate accounts.

ALLIANZ LIFE ADVISERS, LLC (THE "ADVISER")

Pursuant to an investment management agreement originally approved by the Board on April 11, 2001, the Adviser serves as the Trust's investment manager. Pursuant to a subadvisory agreement dated May 1, 2006, between the Adviser and OFI, OFI served as the Fund's subadviser until being replaced by Columbia Advisors on July 7, 2006. Neither the investment management agreement between the Trust and the Adviser nor the subadvisory agreement between the Adviser and OFI has been required to be submitted for approval by shareholders. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Adviser is a wholly owned subsidiary of Allianz Life Insurance Company of North America; its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Adviser is responsible for the overall management of the Trust and for retaining subadvisers to manage the assets of each fund of the Trust according to its investment objective and strategies. The Adviser has engaged a subadviser for each fund to act as that fund's investment subadviser to provide day-to-day portfolio management. As part of the Adviser's duties to recommend and supervise the Fund's subadviser, the Adviser is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser's contract with the Trust should be renewed, modified, or terminated. The Adviser regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.

Section 15(a) of the 1940 Act generally requires that a majority of a fund's outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund's subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Adviser, without shareholder approval. Although the Adviser does not anticipate frequent changes in subadvisers, pursuant to the Order, the Adviser may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.

INVESTMENT SUBADVISER

REPLACEMENT OF OFI WITH COLUMBIA

At a telephonic meeting held on May 31, 2006, and at an "in-person" meeting held on June 9, 2006, the Adviser recommended that the Board approve the Columbia Advisors Agreement so that Columbia Advisors would replace OFI as the subadviser for the Fund. At the June 9 meeting, the Board, including a majority of the trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act, approved the Columbia Advisors Agreement, to be effective on or about July 7, 2006.

COLUMBIA ADVISORS

Columbia Advisors, a Delaware limited liability company, is a registered investment adviser under the Advisers Act. Its principal place of business is 100 Federal Street, Boston, Massachusetts 02110. Columbia Advisors is a direct, wholly-owned subsidiary of Columbia Management Group, LLC, which is a direct, wholly-owned subsidiary of Bank of America, which is a direct, wholly-owned subsidiary of NB Holdings, Corp., which is a direct wholly-owned banking subsidiary of Bank of America Corporation, a financial services holding company organized as a Delaware corporation.

The names and principal occupations of the directors and principal executive officers of Columbia Advisors are set forth in the following table. The address of each such individual is 100 Federal Street, Boston, Massachusetts 02110, which is also the mailing address of Columbia Advisors.

NAME                       DIRECTOR           PRINCIPAL OCCUPATION
Roger Alan Sayler          Managing Director  Senior Vice President
Keith Thomas Banks         Managing Director  President, Chief Investment
                                              Officer,and Chairman
Linda Jean Wondrack                           Chief Compliance Officer
Andrei Grischa Magasiner                      Chief Financial Officer

No person who is an officer or trustee of the Fund is an officer or director of Columbia Advisors.

Wayne M. Collette and Theodore R. Wendell are co-managers for the Fund. Mr. Collette and Mr. Wendell have served as co-managers of the Columbia Technology Fund, a fund with an investment objective and investment strategy similar to the Fund, since 2002.

Mr. Collette, a vice president of Columbia Advisors, has been associated with Columbia Advisors or its predecessors since 2001. Prior to joining Columbia Advisors, Mr. Collette was an associate portfolio manager with Neuberger Berman Management Inc. from 1999 to 2001.

Mr. Wendell, a vice president of Columbia Advisors, has been associated with Columbia Advisors or its predecessors since 2000.

Columbia Advisors currently serves as investment adviser for the following fund, which is registered with the SEC under the 1940 Act, that has an investment objective similar to the investment objective of the Fund:

                                 RATE OF COLUMBIA'S        CONTRACTUALLY WAIVED   NET ASSETS OF FUND
FUND                                COMPENSATION               ADVISORY FEES       AT JUNE 30, 2006
                                0.87% on first $500
Columbia Technology Fund    million; 0.82% on next $500
                             million; 0.77% thereafter              0%               $183 million

INVESTMENT SUBADVISORY AGREEMENT

INFORMATION CONCERNING THE COLUMBIA ADVISORS AGREEMENT

The Columbia Advisors Agreement is substantially similar to the existing subadvisory agreement with OFI, except for:

     o A change in the effective date (the OFI subadvisory agreement was effective May 1, 2006; the Columbia Advisors Agreement became effective July 7, 2006); and

     o The provisions in the Columbia Advisors Agreement concerning best execution include somewhat more detail than the corresponding provisions in the OFI subadvisory agreement.

The Columbia Advisors Agreement requires Columbia Advisors to perform essentially the same services as those provided by OFI under its subadvisory agreement. Accordingly, the Fund will receive subadvisory services from Columbia Advisors that are substantially similar to those it has received under the OFI subadvisory agreement.

The Columbia Advisors Agreement provides that, subject to supervision by the Adviser and the Board, Columbia Advisors is granted full discretion for the management of the assets of the Fund, in accordance with the Fund's investment objectives, policies, and limitations, as stated in the Fund's prospectus and statement of additional information. Columbia Advisors agrees to provide reports to the Adviser and the Board regarding management of the assets of the Fund in a manner and frequency mutually agreed upon.

The Columbia Advisors Agreement states that Columbia Advisors will comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code, and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board.

The Columbia Advisors Agreement states that Columbia Advisors agrees to seek best execution in executing portfolio transactions. In assessing the best execution available for any transaction, Columbia Advisors will consider all of the factors that it deems relevant, especially the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any. In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, Columbia Advisors may also consider the brokerage and research services provided to the Fund and/or other accounts over which Columbia Advisors exercises investment discretion. Columbia Advisors is authorized to pay a broker-dealer that provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commissions another broker-dealer would have charged for effecting that transaction, but only if Columbia Advisors determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

Provided that Columbia Advisors adheres to the investment objectives of the Fund and applicable law, the Columbia Advisors Agreement permits Columbia Advisors to aggregate sale and purchase orders of securities and other investments held in the Fund with similar orders being made simultaneously for other accounts managed by Columbia Advisors or with accounts of Columbia Advisors' affiliates, if in Columbia Advisors' reasonable judgment such aggregation would result in an overall economic benefit to the Fund. In addition, Columbia Advisors' services under the Columbia Advisors Agreement are not exclusive, and Columbia Advisors is permitted to provide the same or similar services to other clients.

The Columbia Advisors Agreement provides that Columbia Advisors is not liable to the Adviser, the Fund, the Trust, or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services thereunder or for any losses that are sustained in the purchase, holding, or sale of any security, except: (1) for willful misfeasance, bad faith, or gross negligence on the part of Columbia Advisors or its officers, directors, or employees, or reckless disregard by Columbia Advisors of its duties under the subadvisory agreement; and (2) to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

The duration and termination provisions of the Columbia Advisors Agreement are identical to those of the subadvisory agreement with OFI. Both agreements provide for an initial term of two years from the effective date of the agreement. The agreements are then automatically renewed for successive annual terms, provided such continuance is specifically approved at least annually by
(1) the Board or (2) by a vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the trustees who are not parties to the agreement or interested persons (as defined in the 1940 Act) of any party to the agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Columbia Advisors Agreement may be terminated at any time without the payment of any penalty, by the Adviser or by the Trust upon the vote of a majority of the trustees or by a vote of the majority of the Fund's outstanding voting securities, each upon 60 days' written notice to Columbia Advisors, or by Columbia Advisors at any time without penalty, upon 60 days' written notice to the Trust or the Adviser. The Columbia Advisors subadvisory agreement automatically terminates in the event of its assignment to another party. This termination provision is the same as the termination provision of the subadvisory agreement with OFI.

The Columbia Advisors Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Columbia Advisors, the Adviser (out of its fees received from the Fund, in accordance with the terms of the investment management agreement between the Adviser and the Trust) will pay Columbia Advisors a monthly fee as shown in the following table. The subadvisory fee is accrued daily and paid to Columbia Advisors monthly.

               COLUMBIA ADVISORS AGREEMENT                               SUBADVISORY AGREEMENT WITH OFI
-----------------------------------------------------------    ----------------------------------------------------
AVERAGE DAILY NET ASSETS*                         RATE         AVERAGE DAILY NET ASSETS*                    RATE
-------------------------                         ----         -------------------------                    ----
First $75 million                                0.550%        First $20 million                           0.625%
Next $75 million                                 0.500%        Thereafter                                  0.500%
Next $100 million                                0.450%
Thereafter                                       0.425%

* When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate. For example, if average daily net assets are $100 million, under the Columbia Advisors Agreement, a rate of 55 basis points would apply to the first $75 million, and a rate of 50 basis points would apply to the remaining $25 million; and under the subadvisory agreement with OFI, a rate of 62.5 basis points would apply to the first $20 million, and a rate of 50 basis points would apply to the next $80 million.

SUBADVISORY FEES

For the period from January 1, 2005, through December 31, 2005, OFI received $243,447.36 for subadvisory services to the Fund. If the Columbia Advisors Agreement had been in effect during the same period, Columbia Advisors would have received $240,292.09 for subadvisory services to the Fund. This amount would have been 98.7% of the amount received by OFI for the same period.

BOARD CONSIDERATION OF THE COLUMBIA ADVISORS AGREEMENT

At a telephonic meeting held on May 31, 2006, the Board considered the Adviser's recommendation that Columbia Advisors replace OFI as the Fund's subadviser. At an "in person" meeting held on June 9, 2006, the trustees unanimously approved the Columbia Advisors Agreement. At both meetings, the trustees reviewed materials furnished by the Adviser pertaining to Columbia Advisors.

The Adviser, as manager of all of the series of the Trust, is charged with researching and recommending subadvisers for the Trust. The Adviser has adopted policies and procedures to assist it in the process of analyzing each subadviser with expertise in particular asset classes for purposes of making the recommendation that a specific investment adviser be selected. The Board reviews and considers the information provided by the Adviser in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Adviser to monitor the investment performance and other responsibilities of the subadviser.

As part of its ongoing obligation to monitor and evaluate the performance of the Fund's subadviser, the Adviser recently completed a review of OFI's management of the Fund. The Adviser's review and evaluation of OFI focused on (1) the performance of the Fund; (2) the recent departure of key investment personnel from OFI; and (3) the ability of the Fund, as currently managed, to attract and retain investors and to increase its assets. In support of its recommendation, the Adviser explained to the Board that the primary reason for recommending a change was the departure of certain key investment personnel from OFI.

The Board, including a majority of the independent trustees, with the assistance of independent counsel to the independent trustees, considered whether to approve the Columbia Advisors Agreement in light of its experience in governing the Trust and working with the Adviser and the subadvisers on matters relating to the Funds of the Trust. The independent trustees are those trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Adviser, OFI, or Columbia Advisors. Prior to voting, the Board reviewed the Adviser's recommendation that it approve the Columbia Advisors Agreement with experienced counsel who are independent of the Adviser and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the trustees believed were relevant. The Board based its decision to approve the Columbia Advisors Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the subadvisory agreement with OFI and determined that the Columbia Advisors Agreement was reasonable and in the best interests of the Fund and approved Columbia Advisors as the Fund's new subadviser, effective on or about July 7, 2006. The Board's decision to approve the Columbia Advisors Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment advisers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board's conclusions regarding each factor.

     (1) THE NATURE, EXTENT, AND QUALITY OF SERVICES PROVIDED BY THE SUBADVISER.

In deciding to approve Columbia Advisors as the Fund's subadviser, the Board considered particularly the experience and track record of Columbia Advisors' investment management personnel. The Board also noted Columbia Advisors' investment infrastructure as well as the risk profiles of its investment process. Specifically, the Board determined that, based upon the Adviser's report, the proposed change to Columbia Advisors as the subadviser, would likely benefit the Fund and its shareholders.

The Board received information that certain affiliates of Columbia Advisors had been implicated in alleged improper market timing or late trading activities as described in the amendment to the registration statement for Columbia Funds Series Trust I filed with the SEC effective March 27, 2006. The Board was also informed that the amended registration statement described certain compliance procedures and oversight structure enhancements resulting from the legal proceedings, including engaging an independent compliance consultant to conduct reviews of its policies and report directly to the board of the funds, enhancing its audit reviews, and ensuring that 75% of its board and chairman are independent.

In reviewing the other various matters listed above, the Board concluded that Columbia Advisors was a recognized firm capable of competently managing the Fund; that the nature, extent, and quality of services that Columbia Advisors could provide were at a level at least equal to the services that could be provided by OFI; that the services contemplated by the Columbia Agreement are substantially similar to those provided under the subadvisory agreement with OFI; that the Columbia Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that Columbia Advisors was staffed with a number of qualified personnel and had significant research capabilities; and that the investment performance of Columbia Advisors, based upon the historical "track records" of comparable funds, was at least satisfactory.

     (2) THE INVESTMENT PERFORMANCE OF THE SUBADVISER.

The Board received information about the performance of Columbia Advisors in managing Columbia Technology Fund, a mutual fund whose investment objective and principal investment strategies are substantially similar to those of the Fund. The Board noted that the portfolio managers for Columbia Technology Fund will be the portfolio managers for the Fund. The performance information, which covered the quarter and the one-, three-, and five-year periods ended March 31, 2006, included (a) absolute total return, (b) performance versus an appropriate benchmark, and (c) performance relative to a peer group of comparable funds. The Board noted that Columbia's performance relative to the peer group ranked in the 6th percentile or higher for all periods presented. On the basis of the information presented, the Board concluded that Columbia's performance in managing a substantially similar fund has been strong and ranks with the Trust's other funds that have the strongest performance over the relevant periods.

     (3) THE COSTS OF SERVICES TO BE PROVIDED AND PROFITS TO BE REALIZED BY COLUMBIA ADVISORS FROM ITS RELATIONSHIP WITH THE FUND.

The Board compared the fee schedule in the Columbia Advisors Agreement to the fee schedule in the subadvisory agreement with OFI that was effective prior to July 7, 2006. The Board noted that the fee schedule in the Columbia Agreement differs only slightly from the fee schedule in the current agreement with OFI in that the fees payable to Columbia will be slightly higher based on the Fund's assets at April 30, 2006, and lower when the Fund exceeds $150 million in assets. The Board further noted that when the Fund exceeds $150 million in assets, the Adviser will retain more of the advisory fee it receives for managing the Fund because the fees the Adviser will pay to Columbia Advisors will be slightly lower than those payable under the current agreement with OFI. The Board also noted that the fees payable by shareholders of the Fund will not change. Based upon its review, the Board concluded that the fees proposed to be paid to Columbia Advisors were reasonable. Information comparing the fees under the Columbia Advisors Agreement and the subadvisory agreement with OFI is set forth in this information statement. The Adviser, on behalf of the Board, obtained information from Columbia Advisors concerning its anticipated profitability in connection with its relationship with the Fund. Based upon the information provided, the Board determined that there was no evidence that the level of such profitability attributable to Columbia Advisors serving as subadviser of the Fund would be excessive.

     (4) AND (5) THE EXTENT TO WHICH ECONOMIES OF SCALE WOULD BE REALIZED AS THE FUND GROWS, AND WHETHER FEE LEVELS REFLECT THESE ECONOMIES OF SCALE.

The Board noted that the fee schedule in the Columbia Advisors Agreement contains "breakpoints" that reduce the fee rate on assets between $75 million and $150 million, further reduce the fee rate on assets between $150 million and $250 million, and still further reduce the fee rate on assets above $250 million. The Board also noted that the assets in the AZL Oppenheimer Emerging Technologies Fund as of April 30, 2006, were approximately $57 million. Columbia Advisors may realize certain economies of scale as the Fund grows larger, which may at least be partially reflected in the "breakpoints" described above.

The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager's cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and service models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all, or if breakpoints exist, they may be at asset levels different from those in the Columbia Advisors Agreement. Having taken these factors into account, the Board concluded that the breakpoints in the Fund's subadvisory fee rate schedule were acceptable.

BROKERAGE TRANSACTIONS

Columbia Advisors is primarily responsible for decisions to buy and sell securities for the Fund, the selection of brokers and dealers to effect the transactions, and the negotiation of brokerage commissions, if any. Orders may be directed to any broker including, to the extent and in the manner permitted by applicable law, affiliates of Columbia Advisors.

Purchases and sales of securities on a securities exchange are effected through brokers who charge a negotiated commission for their services. Commission rates are established pursuant to negotiations with the broker based on the quality and quantity of execution services provided by the broker in the light of generally prevailing rates. The allocation of orders among brokers and the commission rates paid are reviewed periodically by the Board.

In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of a security usually includes a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price that includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain money market instruments may be purchased directly from an issuer, in which case no commissions or discounts are paid.

In placing orders for portfolio securities of the Fund, Columbia Advisors is required to give primary consideration to obtaining the most favorable price and efficient execution. This means that Columbia Advisors must seek to execute each transaction at a price and commission, if any, that provides the most favorable total cost or proceeds reasonably attainable under the circumstances. While Columbia Advisors generally seeks reasonably competitive spreads or commissions, the Fund will not necessarily pay the lowest spread or commission available. In the selection of brokers and dealers to execute portfolio transactions, Columbia Advisors is authorized to consider not only prices and rates of brokerage commissions, but also other relevant factors including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account, the importance to the Fund of speed, efficiency, or confidentiality, the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold, any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund, the brokerage and research services provided to the Fund, and/or other accounts over which Columbia Advisors or an affiliate of Columbia Advisors exercises investment discretion.

On occasion, when Columbia Advisors determines that the purchase or sale of a security is in the best interest of the Fund as well as its other advisory clients (including any other investment portfolio of the Trust or other advisory or subadvisory accounts for which Columbia Advisors or an affiliate acts as investment adviser), Columbia Advisors, to the extent permitted by applicable laws and regulations, may aggregate the securities being sold or purchased for the Fund with those being sold or purchased for such other customers in order to obtain the best net price and most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, is made by Columbia Advisors in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

For the year ended December 31, 2005, the Fund paid aggregate brokerage fees of $911,459.34.

AFFILIATED BROKERAGE COMMISSIONS

Subject to the above considerations, Columbia Advisors may use a broker that is an affiliated person of the Trust, of the Adviser, or of Columbia Advisors, to effect transactions on a securities exchange for the Fund ("Affiliated Broker"). In order for an Affiliated Broker to effect any portfolio transactions for the Fund, the commissions, fees, or other remuneration received by the broker must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. This standard limits Affiliated Brokers to receiving no more than the remuneration expected to be received by an unaffiliated broker in a commensurate arm's-length transaction. Furthermore, the Board, including a majority of the independent trustees, has adopted or approved procedures for Columbia Advisors that are reasonably designed to ensure that any commissions, fees, or other remuneration paid to an Affiliated Broker are consistent with the foregoing standard. Transactions with Affiliated Brokers also are subject to such fiduciary standards as applicable law imposes on Columbia Advisors and/or its Affiliated Brokers.

In addition, Section 11(a) of the Securities Exchange Act of 1934 provides that member firms of a national securities exchange may not effect transactions on such exchange for the account of an investment company of which the member firm or its affiliate is the investment adviser, except pursuant to the requirements of that Section.

During the year ended December 31, 2005, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an "Affiliated Broker" is a broker that is affiliated with the Fund, the Adviser, or OFI.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on July 6, 2006 is listed in the table below.

The officers and trustees of the Fund cannot directly own shares of the Fund, and they cannot beneficially own shares of the Fund unless they purchase Variable Contracts issued by Allianz. At July 6, 2006, the officers and trustees of the Fund as a group beneficially owned less than one percent of the outstanding shares of the Fund, and Allianz, for itself and through its separate accounts, was the only shareholder of the Fund. To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund as of the record date. Information as of the record date with regard to Allianz's ownership in the Fund is provided below:

                                                                           PERCENT OF
                                                                          OUTSTANDING
                                                                             SHARES                     PERCENT OF
                                                                            OWNED BY                    OUTSTANDING
                                                           SHARES OWNED     ALLIANZ     SHARES OWNED   SHARES OWNED
                                                            BY ALLIANZ        LIFE       BY ALLIANZ     BY ALLIANZ
                                                               LIFE        INSURANCE        LIFE           LIFE
                                                             INSURANCE     COMPANY OF     INSURANCE      INSURANCE
                                               SHARES       COMPANY OF       NORTH       COMPANY OF     COMPANY OF
FUND                                         OUTSTANDING   NORTH AMERICA    AMERICA       NEW YORK       NEW YORK
AZL Oppenheimer Emerging Technologies Fund  5,880,665.13   5,746,509.54      97.72%      134,155.59        2.28%
At July 6, 2006


REPORTS AVAILABLE

The Fund will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semi-annual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 877-833-7113, if made by telephone.

To reduce expenses, only one copy of the Trust's annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household, please contact the Trust at the above address or phone number.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.